Exhibit 10.4







                             TAX SHARING AGREEMENT


                                 by and among


                               NTL EUROPE, INC.

                              AND ITS AFFILIATES

                                      and

                               NTL INCORPORATED

                              AND ITS AFFILIATES


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                               TABLE OF CONTENTS

                                                                         Page
ARTICLE I
          PREPARATION AND FILING OF TAX RETURNS............................2
                  Section 1.1       New NTL's Responsibility...............2
                  Section 1.2       Euroco's Responsibility................2
                  Section 1.3       Agent..................................2
                  Section 1.4       Manner of Tax Return Preparation.......2
ARTICLE II

         LIABILITY FOR TAXES...............................................5
                  Section 2.1       Liability for Taxes....................5
                  Section 2.2       Refunds................................5
ARTICLE III

         DECONSOLIDATION...................................................5
                  Section 3.1       Tax Attributes.........................5
                  Section 3.2       Continuing Covenants...................6
                  Section 3.3       Waiver of Claims.......................6
                  Section 3.4       Change of Control......................6
ARTICLE IV

         INDEMNIFICATION...................................................6
                  Section 4.1       Generally..............................6
                  Section 4.2       Inaccurate, Incomplete
                                     or Untimely Information...............7
                  Section 4.3       Adjustments to Payments................7
                  Section 4.4       No Indemnification for Tax Items.......7
                  Section 4.5       Failure to Notify.  ...................7
ARTICLE V

         PAYMENTS..........................................................7
                  Section 5.1       Payments Under This Agreement..........7
ARTICLE VI

         TAX PROCEEDINGS...................................................9
                  Section 6.1       Audits.................................9
                  Section 6.2       Notice.................................9
ARTICLE VII

         UNITED KINGDOM GROUP RELIEF......................................10
                  Section 7.1       Surrenders of Group Relief............10


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                  Section 7.2       Amended Claims........................10
ARTICLE VIII

         MISCELLANEOUS PROVISIONS.........................................10
                  Section 8.1       Effectiveness.........................11
                  Section 8.2       Cooperation and
                                     Exchange of Information..............11
                  Section 8.3       Dispute Resolution....................12
                  Section 8.4       Notices...............................12
                  Section 8.5       Changes in Law........................13
                  Section 8.6       Confidentiality.......................14
                  Section 8.7       Assignment............................14
                  Section 8.8       Affiliates............................14
                  Section 8.9       Authority.............................15
                  Section 8.10      Entire Agreement......................15
                  Section 8.11      Governing Law.........................15
                  Section 8.12      Counterparts..........................15
                  Section 8.13      Severability..........................15
                  Section 8.14      Parties in Interest...................15
                  Section 8.15      Failure or Indulgence Not Waiver......16
                  Section 8.16      Setoff................................16
                  Section 8.17      Amendments............................16
                  Section 8.18      Interpretation........................16
ARTICLE IX

         DEFINITIONS......................................................16
                  Section 9.1       Affiliated Group......................16
                  Section 9.2       After Tax Amount......................16
                  Section 9.3       Audit.................................16
                  Section 9.4       Change of Control.....................16
                  Section 9.5       Code..................................17
                  Section 9.6       Consolidated Return...................17
                  Section 9.7       Control...............................17
                  Section 9.8       Dispute...............................17
                  Section 9.9       Dispute Resolution
                                     Commencement Date....................17
                  Section 9.10      Euroco Affiliate......................17
                  Section 9.11      Euroco UK Affiliate...................17
                  Section 9.12      Euroco Group..........................17
                  Section 9.13      Final Determination...................17
                  Section 9.14      ......................................18
                  Section 9.15      ICTA 1988.............................18
                  Section 9.16      Indemnified Loss......................18
                  Section 9.17      Indemnitee............................18
                  Section 9.18      Indemnifying Party....................18


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                  Section 9.19      Independent Firm......................18
                  Section 9.20      Inland Revenue........................18
                  Section 9.21      IRS...................................18
                  Section 9.22      New NTL Affiliate.....................18
                  Section 9.23      New NTL Digital Affiliate.............18
                  Section 9.24      New NTL Group.........................18
                  Section 9.25      NYNEX Group...........................19
                  Section 9.26      Owed Party............................19
                  Section 9.27      Owing Party...........................19
                  Section 9.28      Payment Period........................19
                  Section 9.29      Person................................19
                  Section 9.30      Plan..................................19
                  Section 9.31      Pre-Separation Period.................19
                  Section 9.32      Separation............................19
                  Section 9.33      Separation Date.......................19
                  Section 9.34      Tax and Taxes.........................19
                  Section 9.35      Tax Asset.............................19
                  Section 9.36      Tax Benefit...........................20
                  Section 9.37      Tax Detriment.........................20
                  Section 9.38      Tax Item..............................20
                  Section 9.39      Tax Return............................20
                  Section 9.40      Taxing Authority......................20
                  Section 9.41      Treasury Regulations..................20





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                             TAX SHARING AGREEMENT


         This Tax Sharing Agreement (this "Agreement") is dated as of the Effective Date, by and among NTL Europe, Inc. (formerly known as NTL Incorporated and referred to herein as "Euroco"), a Delaware corporation, each Euroco Affiliate, NTL Incorporated (formerly known as NTL Communications Corp. and referred to herein as "New NTL"), a Delaware corporation and formerly an indirect, wholly-owned subsidiary of Euroco, and each New NTL Affiliate. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in Article IX hereof or, if not defined herein, shall have the meaning set forth in the Disclosure Statement, including the Plan. All ss. references are to the Internal Revenue Code of 1986, as amended, unless otherwise indicated.

                                   RECITALS

         WHEREAS, prior to the date specified in the preamble to this Agreement, Euroco and its direct and indirect domestic subsidiaries (other than the NYNEX Group) were members of an Affiliated Group, of which Euroco was the common parent corporation;

         WHEREAS, pursuant to the Plan, Euroco, Euroco Affiliates, New NTL and New NTL Affiliates have been allocated various assets (including stock and interests in Persons) and liabilities which each has from and after the Separation Date as a result of the bankruptcy reorganizations and exchanges and New NTL and New NTL Affiliates has been separated from the Euroco Affiliated Group (the "Separation");

         WHEREAS, the Separation was intended to qualify as tax-free transactions under ss. 351 and ss. 368(a)(1)(E) for certain securities holders of Euroco, Euroco Affiliates, New NTL and New NTL Affiliates; and

         WHEREAS, in light of the Separation pursuant to which changes in ownership have resulted from implementation of the Plan, including New NTL and its direct and indirect domestic subsidiaries (other than the NYNEX Group) ceasing to be members of the Euroco Group, the parties hereto have determined to enter into this Agreement, setting forth their agreement with respect to certain Tax matters, including the rights and obligations of Euroco and New NTL and their respective groups with respect to handling and allocating federal, state and local and foreign Taxes, in periods beginning on or prior to the Separation Date, Taxes resulting from transactions effectuated in connection with the Separation and various other Tax matters.

         NOW, THEREFORE, in consideration of the foregoing and the terms, conditions, covenants and provisions of this Agreement, Euroco and New NTL mutually covenant and agree as follows:

                                   ARTICLE I

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                     PREPARATION AND FILING OF TAX RETURNS

         Section 1.1 New NTL's Responsibility. Subject to 1.4(b), New NTL shall have sole and exclusive responsibility for the preparation and filing of:

         (a) all Tax Returns to be filed after the Separation Date that include Euroco (and/or any Euroco Affiliate) and New NTL (and/or any New NTL Affiliate); and

         (b) all Tax Returns with respect to New NTL and any New NTL Affiliate that are not Joint Returns.

         (c) Draft Joint Tax Returns shall be prepared by New NTL and delivered to Euroco for its review at least thirty (30) days prior to their due date (including any extensions) (and in the case of any Joint Return that is an amended return, thirty (30) days before the filing of such return). Prior to such dates, on a regular and continuous basis, Euroco will be informed of the significant issues affecting Euroco being considered in regard to the preparation of any Tax Return and New NTL's intended approach with respect to such issues.

         Section 1.2 Euroco's Responsibility. Subject to the other provisions of this Agreement (including without limitation Section 1.4(d)), Euroco shall have sole and exclusive responsibility for the preparation and filing of all Tax Returns with respect to Euroco and any Euroco Affiliate that is not a Joint Return.

         Section 1.3 Agent. Subject to the other applicable provisions of this Agree ment, Euroco hereby irrevocably designates, and agrees to cause each Euroco Affiliate to so designate, New NTL as its sole and exclusive agent and attorney-in-fact (including, as appropri ate, the identification of individuals authorized to act in such capacities) to take such action (including the execution of documents and all powers) as New NTL may decide in any and all matters (including Audits) relating (i) to any Tax Return that has been or is filed before or after the execution of this Agreement and that includes Euroco (and/or any Euroco Affiliate) and New NTL (and/or any New NTL Affiliate) (each a "Joint Return"), and (ii) decisions made pursuant to
Section 3.1, including, but not limited to, attribute reduction, determination and/or allocation of net operating losses and capital losses, etc. as a result of bankruptcy, debt cancellation and ownership change, irrespective of the effect on Euroco or any Euroco Affiliate.

         Section 1.4 Manner of Tax Return Preparation.

         (a) Unless otherwise required by a Taxing Authority, the parties hereby agree to the preparation and filing of any Joint Return on any basis consistent (i) with the Plan, (ii) with any positions taken by New NTL pursuant to Section 1.4(b) and (iii) in accordance with this Agreement. All Tax Returns shall be filed on a timely basis (taking into account applicable extensions to the extent reasonably necessary) by the party responsible for filing such Tax Returns under this Agreement. New NTL shall not extend the statute of limitations for the


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2003 Tax Return without the consent of Euroco, which consent shall not be unreasonably withheld.

         (b) New NTL shall have the sole and exclusive right with respect to any Joint Return to determine (1) the manner in which such Tax Return shall be prepared and filed, including the elections, methods of accounting, positions, conventions and principles of taxation to be used and the manner in which any Tax Item shall be reported, (2) whether any extensions may be requested, (3) the elections that will be made by Euroco, any Euroco Affiliate, New NTL, or any New NTL Affiliate on such Tax Return, (4) whether any amendments to Joint Return(s) should be filed, (5) whether any claim(s) for refund shall be made,
(6) whether any refund shall be paid by way of refund or credited against any liability for the related Tax, and (7) whether to retain outside firms to prepare or review such Tax Returns, each irrespective of the effect on Euroco or any Euroco Affiliate; provided, however, that notwithstanding anything contained in this Agreement, with respect to any Joint Returns for the year ended December 31, 2003 to the extent requested by Euroco or any Euroco Affiliate, New NTL will take any and all such requested positions to the extent that such positions are (i) not inconsistent with the Plan or with positions taken or being taken by New NTL with respect to Joint Returns and
(ii), subject to 1.4(b)(i), (A) with respect to the treatment of an item or items related to transactions contem plated by the Plan (including, but not limited to, the Sale or disposition of assets held by Euroco or a Euroco Affiliate on the Separation Date) (the "Contemplated Transactions"), supported by an opinion of a nationally recognized accounting or law firm (a "Tax Advisor"), that there is substantial authority (within the meaning of Section 6662 of the Code) for such positions and (B) with respect to the treatment of items relating to transactions which are not Contemplated Transactions occurring after the Separation Date, supported by an opinion of a Tax Advisor to the effect that such positions are more likely than not to be accepted by the Courts; provided, however, if the current Tax Advisor preparing the Joint Tax Returns for New NTL is of an opinion contrary to any of the aforementioned Tax Advisor opinions provided to Euroco, New NTL's Tax Advisor's opinion (which shall be a written opinion with reasoned analysis), and not the opinion given to Euroco, shall be binding on the parties.

         (c) In the event that Euroco or one of Euroco's Affiliates requests that: (i) New NTL take a position pursuant to Section 1.4(b)(ii)(A) or (B) hereof (each an "Applicable Position"), and (ii) the 2003 Joint Return does not reflect a tax liability (or the reduction of any New NTL tax attribute) that would have otherwise been required to be so reflected but for the fact and to the extent that the Applicable Position was taken on such return, Euroco or any Euroco Affiliate will deposit into an interest bearing escrow account established with an escrow agent reasonably acceptable to New NTL and Euroco (the "Escrow") an amount equal to any such tax liability (or the present value of any reduction of any New NTL tax attribute assuming its utilization in five years) plus an estimate of the spread on the interest earned and due for the next four years and any additions to tax, all as reasonably determined by New NTL (the "Applicable Liability"); provided, further, that New NTL and any New NTL Affiliate shall not be obligated to take any position requested by Euroco pursuant to Section 1.4(b) unless and until Euroco has contributed such amount into Escrow. The Escrow will remain in effect until the


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expiration of the statute of limitations for the 2003 Joint Return, provided, however, (i) that if the issue is not resolved after four years, Euroco or any Euroco Affiliate will add to the escrow an additional amount equal to New NTL's estimate of the total spread on the interest being earned and due as of the end of the next two years and shall thereafter deposit additional amounts determined in the same manner every two years thereafter, and (ii) that for purposes of determin ing the statute of limitations under this Section 1.4(b), the 2003 Joint Return will be deemed to have been filed on the earlier of the actual filing date or September 15, 2004. Upon the earlier of the receipt of a 30-day or 90-day letter from the IRS, the proposed deficiency (including any interest thereon) may be paid out of the Escrow by New NTL after 30 days' notice to and with consent from Euroco and claims for refund may be filed at the election of Euroco; provided, however, that if Euroco does not give such consent, Euroco shall contribute additional amounts to the Escrow to sufficiently cover the proposed deficiency and interest thereon as reasonably determined by New NTL and if Euroco fails to fund such amount, New NTL shall have the right to use whatever funds are available in the escrow to pay the deficiency (plus any interest thereon) and will file a claim for refund at the request of Euroco. In the event that there is a final determi nation of a taxing authority that New NTL is liable for any Applicable Liability as a result of the Applicable Position, an amount equal to such liability shall be released from the Escrow to New NTL. Any amount remaining in the Escrow (or, with respect to funds deposited in the Escrow with respect to any particular Applicable Position), shall be released from the Escrow to Euroco on the date on which the maximum liability of New NTL and the New NTL Affiliates has been finally determined or the expiration of the applicable statute of limitations, if earlier.

         (d) Euroco and each Euroco Affiliate agree to take any action reasonably required by New NTL consistent with Section 1.4(a) and agree not to take any action inconsistent with the Plan, positions taken or being taken by New NTL with respect to any Joint Return or which could result in a Tax Detriment or reduction or loss of a Tax Benefit or Tax Asset to New NTL or any New NTL Affiliate.

         (e) In relation to any Tax Return described in Section 1.2 which includes Pre-Separation Periods:

                  (i) New NTL shall be kept informed of all material matters and shall be entitled to receive copies of all material correspondence in connection with such Tax Returns; and

                  (ii) Euroco shall or shall procure that any Euroco Affiliate shall provide New NTL with drafts of such Tax Returns and any material correspondence relating thereto and shall provide New NTL with an opportunity to comment thereon. Euroco or any Euroco Affiliate shall not unreasonably refuse to accept such comments.

         (f) Sixty (60) days before the filing the Consolidated Return for the tax year that includes the Separation Date, New NTL shall notify Euroco of New NTL's best

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estimates with regard to the U.S. tax attribute reduction schedules for Euroco and each Euroco Affiliate. New NTL shall provide Euroco with a preliminary estimate of overall tax attribute reduction within one hundred and fifty (150) days after the Separation Date and will update such information from time to time as it is generated by New NTL.

         (g) Euroco and the Euroco Affiliates will pay 14.5% of the costs (other than the paying of any Taxes) associated with preparing and filing any Tax Return pursuant to Section 1.1 to which Euroco is a party, including the Consolidated Returns for 2001 and 2002.

                                  ARTICLE II

                              LIABILITY FOR TAXES

         Section 2.1 Liability for Taxes. The parties agree to allocate liability for payment of Taxes due and for any Tax deficiency assessed with respect to Taxes as follows:

         (a) for Taxes covered by Joint Returns, New NTL shall be liable for the portion of such Taxes, if any, attributable to the New NTL Group and Euroco shall be liable for the portion of such Taxes, if any, attributable to the Euroco Group. New NTL shall determine the portion of such Taxes attributable to the New NTL Group and to the Euroco Group on any reasonable basis.

         (b) for all other Taxes the parties shall be liable for their own
Taxes.

         Section 2.2 Refunds. New NTL shall be entitled to the portion of Tax refunds, if any, from periods included on Joint Returns attributable to the New NTL Group and the Euroco Group shall be entitled to the portion of Tax refunds, if any, from periods included on Joint Returns attributable to the Euroco Group. New NTL and Euroco shall jointly determine the portion of such Tax refunds attributable to the New NTL Group and to the Euroco Group, on any reasonable basis including attribution of Tax Assets and Tax Benefits with respect to such Tax refunds relating to tax periods included on Joint Returns.

                                  ARTICLE III

                                DECONSOLIDATION

         Section 3.1 Tax Attributes. Subject to 1.4(b) New NTL shall have the sole and exclusive right with respect to the allocation, determination and any adjustments or reduction, all in accordance with applicable law, of any Tax Asset (including any election or other determina tion relating thereto) arising from any Tax periods before or that include the Separation Date and with respect to the Separation and any Tax periods subsequent thereto.


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         Section 3.2 Continuing Covenants. Euroco (for itself and each Euroco
Affiliate) agrees (1) not to take any action that might reasonably be expected to result in an increased Tax liability or Tax Detriment to New NTL or any New NTL Affiliate, a reduction in, or limitation on, a Tax Benefit or Tax Asset of New NTL or any New NTL Affiliate or an increased payment to or on behalf of Euroco or any Euroco Affiliate under this Agreement and (2) to take any action requested by New NTL that would reasonably be expected to result in or maximize a Tax Asset or Tax Benefit, or avoid or minimize any limitation with respect thereto, or avoid or minimize a Tax Detriment or Tax liability to New NTL or any New NTL Affiliate.

         Section 3.3 Waiver of Claims. Euroco (for itself and each Euroco Affiliate) and New NTL (for itself and each New NTL Affiliate) each agree to waive any claims it may have against the other with respect to Taxes for any actions or omissions prior to the Separation Date, other than those arising under this Agreement.

         Section 3.4 Change of Control. Euroco agrees to give New NTL 30 days' notice, in accordance with Section 8.4, in advance of any Change of Control of Euroco or 10 days' notice of any Change of Control of any Euroco Affiliate. New NTL agrees to give Euroco 30 days' notice, in accordance with Section 8.4, in advance of any Change of Control of New NTL.


                                  ARTICLE IV

                                INDEMNIFICATION

         Section 4.1 Generally. Euroco and each Euroco Affiliate shall jointly and severally indemnify New NTL, each New NTL Affiliate, and their respective directors, officers and employees, and hold them harmless from and against any and all Taxes, Tax Detriments or Tax deficiencies or the reduction or limitation of any Tax Asset or Tax Benefit for which Euroco or any Euroco Affiliate is liable under this Agreement and any loss, cost, damage or expense, including reasonable attorneys' fees and costs (including without limitation any costs of investi gation and fees and expenses associated with enforcing this provision), that is attributable to, or results from the failure of Euroco, any Euroco Affiliate or any director, officer or employee to make any payment required to be made under this Agreement or from Euroco or any Euroco Affiliate not complying with this Agreement. New NTL and any New NTL Affiliate shall indemnify Euroco, each Euroco Affiliate, and their respective directors, officers and employees, and hold them harmless from and against any and all Taxes, Tax Detriments or Tax deficiencies or the reduction or limitation of any Tax Asset or Tax Benefit for which New NTL or any such New NTL Affiliate, as the case may be, is liable under this Agreement and any loss, cost, damage or expense, including reasonable attorneys' fees and costs (including without limitation any costs of investigation and fees and expenses associated with enforcing this provision), that is attribut able to, or results from the failure of New NTL or any such New NTL Affiliate, as the case may be, or any director, officer or employee thereof, to make any payment required to be made under


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this Agreement or from New NTL or any New NTL Affiliate, as the case may be, not complying with this Agreement.

         Section 4.2 Inaccurate, Incomplete or Untimely Information. Euroco and each Euroco Affiliate shall jointly and severally indemnify New NTL, each New NTL Affiliate, and their respective directors, officers, employees and agents, and hold them harmless from and against any and all Taxes, Tax Detriments or Tax deficiencies or the reduction or limitation of any Tax Asset or Tax Benefit or other expense of any kind attributable to the negligence of Euroco or any Euroco Affiliate in supplying New NTL or any New NTL Affiliate with inaccu rate, incomplete or untimely information, in connection with the preparation of any Tax Return. New NTL and any New NTL Affiliate shall indemnify Euroco, each Euroco Affiliate, and their respective directors, officers, employees and agents, and hold them harmless from and against any loss, cost, damage, fine, penalty, any and all Taxes, Tax Detriments or Tax deficiencies or the reduction or limitation of any Tax Asset or Tax Benefit or other expense of any kind attributable to the negligence of New NTL or any such New NTL Affiliate, as the case may be, in supplying Euroco or any Euroco Affiliate with inaccurate, incomplete or untimely information, in connection with the preparation of any Tax Return.

         Section 4.3 Adjustments to Payments. Any party that is entitled to receive a payment (the "Indemnitee") under this Agreement from another party (the "Indemnifying Party") with respect to any Taxes, Tax attributes, losses, costs, damages or expenses suffered or incurred by the Indemnitee (an "Indemnified Loss") shall also receive from the Indemnifying Party the After Tax Amount with respect to such Indemnified Loss within twenty (20) days after delivery of written notice of payment owing together with a computation of the amounts due.

         Section 4.4 No Indemnification for Tax Items. Nothing in this Agreement shall be construed as a guarantee of the existence or amount of any loss, credit, carryforward, basis or other Tax Item, whether past, present or future, of Euroco, any Euroco Affiliate, New NTL or any New NTL Affiliate.

         Section 4.5 Failure to Notify. The failure of an Indemnitee to promptly notify the Indemnifying party of any matter that could reasonably be expected to result in an Indemni fied Loss shall not relieve the Indemnifying party of any liability or obligation which it may have under this Article IV with respect to such Indemnified Loss, except to the extent the Indemnify ing party's rights are materially prejudiced by such failure.


                                   ARTICLE V

                                   PAYMENTS

         Section 5.1 Payments Under This Agreement. In the event that one party (the "Owing Party") is required to make a payment to another party (the "Owed Party") pursuant to this Agreement, then such payments shall be made according to this Section 5.1.


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         (a) In General. All payments shall be made to the Owed Party or to the appropriate Taxing Authority as specified by the Owed Party within the time prescribed for payment in this Agreement, or if no period is prescribed, within twenty (20) days after delivery of written notice of payment owing together with a computation of the amounts due.

         (b) Treatment of Payments. Unless otherwise required by law or under any Final Determination, the parties agree that any payments made by one party to another party (other than payments of interest pursuant to Section 5.1(e) and payments of After Tax Amounts pursuant to Section 5.1(d)) pursuant to this Agreement shall be treated for all Tax and financial accounting purposes as nontaxable payments (dividend distributions or capital contributions, as the case may be) made immediately prior to the Separation and, accordingly, as not includible in the taxable income of the recipient.

         (c) Prompt Performance. All actions required to be taken by any party under this Agreement shall be performed within the time prescribed for performance in this Agreement, or if no period is prescribed, such actions shall be performed promptly.

         (d) After Tax Amounts. If pursuant to a Final Determination it is determined that the receipt or accrual of any payment made under this Agreement (other than payments of interest pursuant to Section 5.1(e)) is subject to any Tax, the party making such payment shall be liable for (a) the After Tax Amount with respect to such payment and (b) interest at the rate described in Section 5.1(e) on the amount of such Tax from the date such Tax accrues through the date of payment of such After Tax Amount. A party making a demand for a payment pursuant to this Agreement and for a payment of an After Tax Amount with respect to such payment shall separately specify and compute such After Tax Amount. However, a party may choose not to specify an After Tax Amount in a demand for payment pursuant to this Agreement without thereby being deemed to have waived its right subsequently to demand an After Tax Amount with respect to such payment.

         (e) Interest. Payments pursuant to this Agreement that are not made within the period prescribed in this Agreement (the "Payment Period") shall bear interest for the period from and including the date immediately following the last date of the Payment Period through and including the date of payment at a per annum rate equal to the prime rate as published in The Wall Street Journal on the last day of such Payment Period, plus two percent (2%). Such interest shall be payable at the same time as the payment to which it relates and shall be calculated on the basis of a year of 365 days and the actual number of days for which due.


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                                  ARTICLE VI

                                TAX PROCEEDINGS

         Section 6.1 Audits.

         (a) With respect to any Joint Return, New NTL shall have the exclusive right to control, contest, and represent the interests of Euroco, any Euroco Affiliate, New NTL, and any New NTL Affiliate in any Audit relating to such Tax Return and to resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Audit except as may be otherwise provided elsewhere in this agreement. New NTL's rights shall extend to any matter pertaining to the management and control of an Audit, including execution of waivers, choice of forum, scheduling of conferences and the resolution of any Tax Item. Any costs incurred in handling, settling, or contesting an Audit shall be apportioned and borne by the parties to this Agreement to whom New NTL reasonably believes such costs are attributable, and to the extent that New NTL is unable to determine to whom such costs are attributable, such costs shall be apportioned and borne as New NTL reasonably determines. New NTL shall, to the extent such information is available and relates to a Tax issue that may materially adversely effect Euroco or a Euroco Affiliate, advise Euroco of such Tax issue subject to an Audit by any Taxing Authority, including providing Euroco with any correspondence received and provide Euroco with the right to comment and reasonably consider such comments and shall keep Euroco informed with respect to any contest, compromise or settlement thereof.

         (b) New NTL shall provide Euroco with the opportunity to participate in all discussions with the taxing authorities with respect to any issue involving Euroco or any Euroco Affiliate. In the event, that the Audit relates solely to a tax liability of Euroco, or any Euroco Affiliate, which could not create any liability to New NTL or any New NTL Affiliate, Euroco shall have exclusive authority to handle, settle or contest such liability. In the event, that the Audit relates solely to a tax liability of Euroco or a Euroco Affiliate due to an item for which an opinion was provided under Section 1.4(b), Euroco shall have the exclusive authority to handle, settle or contest such liability to the extent such liability does not exceed the amount escrowed under 1.4(b) and such liability could not create any liability to New NTL or any New NTL Affiliate (taking into account amounts held in escrow).

         Section 6.2 Notice. Within five (5) business days after a party receives a written notice or other information from a Taxing Authority of the existence of a Tax issue that relates in any way to any Tax period ending on or before or that includes the Separation Date (including a tax issue raised in connection with a tax period beginning after the Separation Date that relates in any way to a tax period ending on or before or that includes the Separation Date) or that may give rise to an indemnification obligation under this Agreement, such party shall notify the other party of such issue, and thereafter shall promptly forward to the other party copies of notices and material communications with any Taxing Authority relating to such issue. The failure of one party to notify the other party of any matter relating to a particular Tax for a taxable period or to take any action specified in this Agreement shall not relieve such other party of any liability and/or obligation which it may have under this Agreement with respect to such Tax for such taxable period, except to the extent that such other party's rights under this Agreement are materially prejudiced by such failure.


                                  ARTICLE VII

                          UNITED KINGDOM GROUP RELIEF

         Section 7.1 Surrenders of Group Relief. Any Euroco UK Affiliate shall surrender group relief up to the maximum permitted by law, to any New NTL Digital Affiliate for tax periods or part periods up to and including the Separation Date as directed by New NTL or any New NTL Affiliate. No payment shall be required for any such surrender. Where any Euroco Affiliate is required under the prior sentence to surrender to New NTL or any New NTL Affiliate pursuant to sections 402 to 413 of the ICTA 1988 any trading losses or other amounts eligible for surrender by way of group relief under the provisions contained in sections 402 to 413 ICTA 1988 (the "Surrenders of Group Relief") Euroco and any Euroco Affiliate hereby undertakes to do anything which New NTL or any New NTL Affiliate may reasonably request to enable full effect to be given to the Surrenders of Group Relief and to enable such surrenders to be allowed in full by the Inland Revenue and (save as permitted or directed by New NTL or any New NTL Affiliate in writing), undertakes not wilfully to do or procure the doing of any act or thing hereafter which is likely to affect the ability of New NTL or any New NTL Affiliate to make any claim for Group Relief and (without prejudice to the generality of the foregoing) Euroco and any Euroco Affiliate shall sign and submit to the Inland Revenue all such notices of consent to the Surrenders of Group Relief and shall comply with all other procedural require ments in relation thereto as may be necessary to secure that full effect is given to this Section 7.1

         Section 7.2 Amended Claims. For the avoidance of doubt the actions which New NTL and any New NTL Affiliate may reasonably request to enable full effect to be given to the Surrenders of Group Relief under Section 7.1 shall include Euroco and any Euroco Affiliate agreeing to any reasonable amendment to any claim for the Surrender of Group Relief which has already been submitted to the Inland Revenue and the submission of an amended claim for Surrender of Group Relief. Notwithstanding anything to the contrary in this Agreement, and for the further absence of doubt, requests for amendments of claims for surrender are reasonable notwithstanding that they may have the effect of surrendering more group relief than identified as of the Separation Date.

                                 ARTICLE VIII

                           MISCELLANEOUS PROVISIONS

         Section 8.1 Effectiveness. This Agreement shall become effective on the Separation Date.

         Section 8.2 Cooperation and Exchange of Information.

         (a) Cooperation. Euroco and New NTL shall each cooperate fully (and shall cause the Euroco Affiliates and the New NTL Affiliates respectively to cooperate fully) with all reasonable requests from another party hereto, or from an agent, representative or advisor to such party, including without limitation:

                  (i) for information in connection with the prepara tion and filing of Tax Returns, claims for refund, and with respect to Audits, concerning issues or other matters covered by this Agreement;

                  (ii) the retention until the expiration of the applica ble statute of limitations, and the provision upon request, of Tax Returns, books, records (including information regarding ownership and Tax basis of property), documentation and other information relating to the Tax Returns, including accompanying schedules, related work papers, and documents relating to rulings or other determinations by Taxing Authorities;

                  (iii) the execution of any document that may be necessary or reasonably helpful in connection with any Tax Proceeding, or the filing of a Tax Return, election or refund claim by Euroco or any Euroco Affiliate or New NTL or any New NTL Affiliate, including certification, to the best of a party's knowledge, of the accuracy and completeness of the information it has supplied; and

                  (iv) the use of the party's reasonable best efforts to obtain any documentation that may be necessary or reasonably helpful in connec tion with any of the foregoing.

Each party shall make its employees and facilities available on a reasonable and mutually convenient basis in connection with the foregoing matters. Nothing in this Section 8.2(a) shall obligate a Party to this Agreement to provide information subject to legal privilege if the provision of such information could cause a waiver of such privilege.

         (b) Failure to Perform. If a party materially fails to comply with any of its obligations set forth in Section 8.2(a) upon reasonable request and notice by the other party, and such failure results in the imposition of additional Taxes or Tax Detriment or the reduction of or limitation on any Tax Benefit or Tax Asset, the non-performing party shall be liable in full for such amount notwithstanding anything to the contrary in this Agreement.

         (c) Retention of Records. On the Separation Date, New NTL shall retain all of the books and records of the Affiliated Group relating to periods on or prior to such date, subject to Euroco's rights to such information under this Section 8.2 and other provisions of this Agreement. A party intending to dispose of documentation of Euroco (or any Euroco Affiliate) or New NTL (or any New NTL Affiliate), including without limitation, Tax Returns, books, records, documentation and other information relating to the Tax Returns, including accompanying schedules, related work papers, and documents relating to rulings or other determinations by Taxing Authorities (after the expiration of the applicable statute of limita tions), shall provide written notice to the other party describing the documentation to be destroyed or disposed of sixty (60) business days prior to taking such action. The other party may arrange to take delivery of the documentation described in the notice at its expense during the succeeding sixty (60) day period.

         Section 8.3 Dispute Resolution. Any dispute, controversy or claim arising out of or relating to this Agreement or the breach, termination or validity hereof ("Dispute") which arises between Euroco (and/or any Euroco Affiliate) and New NTL (and/or any New NTL Affiliate) shall first be negotiated between the appropriate senior executives of Euroco and New NTL who shall have the authority to resolve the matter. Such executives shall meet to attempt in good faith to negotiate a resolution of the Dispute prior to pursuing other available remedies, within ten (10) days of receipt by Euroco or New NTL, as applicable, of notice of a Dispute, which date of receipt shall be referred to herein as the "Dispute Resolution Commencement Date." If the senior executives are unable to resolve the Dispute within thirty (30) days from the Dispute Resolution Commencement Date, then Euroco and New NTL shall jointly retain an Independent Firm that is a nationally recognized accounting firm to resolve the Dispute. If Euroco and New NTL cannot mutually agree upon an Independent Firm that is a nationally recognized accounting firm, or if there is no Independent Firm that is a nationally recognized accounting firm, then any Dispute which Euroco and New NTL cannot resolve within thirty (30) days from the Dispute Resolution Commencement Date shall be resolved by a nationally recognized accounting firm selected by the American Arbitration Association; provided, that the American Arbitration Association shall not select any accounting firm that is then providing auditing services to Euroco, any Euroco Affiliate, New NTL or any New NTL Affiliate. The accounting firm selected by the American Arbitration Association shall act as an arbitrator to resolve all points of disagreement, and its decision shall be final and binding upon all parties involved. Following the decision of such firm, Euroco and New NTL shall each take or cause to be taken any action necessary to implement the decision of such firm. Euroco and New NTL shall share equally the administrative costs of the arbitration and such firm's fees and expenses, and shall each bear their respective other costs and expenses related to the arbitration.

         Section 8.4 Notices. Notices, offers, requests or other communications required or permitted to be given by any party pursuant to the terms of this Agreement shall be given in writing to Euroco or New NTL, as applicable, to the following addresses or facsimile numbers:

                  If to Euroco, at:

                           NTL Europe, Inc.
                           37 Purchase Street
                           Rye, NY 10580
                           Fax Number: (914) 921-1800
                           Attention:  Chief Financial Officer
                                        and General Counsel

                  If to New NTL, at:

                           New NTL, Inc.
                           110 E. 59th Street
                           26th Floor
                           New York, NY 10022
                           Fax Number: (212) 906-8497
                           Attention:  Chief Financial Officer
                                        and General Counsel

                           and at

                           NTL Group Ltd
                           ntl House
                           Bartley Wood Business Park
                           Hook RG27 9UP
                           United Kingdom
                           Fax Number: 44-125-675-3508
                           Attention: Group Tax Director

or to such other address or facsimile number as the party to whom notice is given may have previously furnished to the other in writing as provided herein. Any notice involving non- performance, termination, or renewal shall be sent by hand delivery, recognized overnight courier or, within the United States, may also be sent via certified mail, return receipt requested. All other notices may also be sent by facsimile, confirmed by first class mail. All notices shall be deemed to have been given when received, if hand-delivered; when receipt confirmed, if transmitted by facsimile or similar electronic transmission method; one (1) working day after it is sent, if sent by recognized overnight courier; and three (3) days after it is postmarked, if mailed by first class mail or certified mail, return receipt requested, with postage prepaid.

         Section 8.5 Changes in Law.

         (a) Any reference to a provision of the Code, Treasury Regulations, or a law of another jurisdiction shall include a reference to any applicable successor provision or law.

         (b) If, due to any change in applicable law or regulations or their interpretation by any court of law or other governing body having jurisdiction subsequent to the date specified in the preamble to this Agreement, performance of any provision of this Agree ment or any transaction contemplated hereby shall become impracticable or impossible, the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such provision.

         Section 8.6 Confidentiality. Except as may be necessary to provide informa tion to the IRS, Inland Revenue or other governmental authority, and as otherwise contemplated by this Agreement or the Transitional Services Agreement between the parties hereto (executed on or after the Effective
Date), each of the parties hereto shall hold and cause its directors, officers, employees, advisors and consultants to hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other require ments of law, all information (other than any such information relating solely to the business or affairs of such party) concerning the other parties hereto furnished it by such other party or its representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (1) in the public domain through no fault of such party or (2) later lawfully acquired from other sources not under a duty of confidentiality by the party to which it was furnished), and no party shall release or disclose such information (except as permitted under the confidentiality restrictions in this Agreement or the Transitional Services Agreement between the parties hereto executed on or after the Effective Date) to any other person, except directors, officers, employees, auditors, attorneys, financial advisors, bankers or other consultants of the New NTL Group or Euroco Group (or members of such groups) as appropriate, who shall be advised of and agree to be bound by the provisions of this Section
8.6. Each of the parties hereto shall be deemed to have satisfied its obligation to hold confidential information concerning or supplied by the other parties if it exercises the same care as it takes to preserve confidentiality for its own similar information.

         Section 8.7 Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives and successors, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement. This Agreement may be enforced separately by Euroco and by New NTL. No party may assign this Agreement or any rights or obligations hereunder, without the prior written consent of the other party hereto, and any such assignment shall be void; provided, that each of Euroco and New NTL may assign this Agreement to a successor entity in conjunction with such party's reincorporation or Change of Control.

         Section 8.8 Affiliates. Euroco shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Euroco Affiliate, and New NTL shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any New NTL Affiliate.

         Section 8.9 Authority. Each of the parties hereto represents, on behalf of itself and its affiliates, to the other that (a) it has the corporate power and authority to execute, deliver and perform this Agreement,
(b) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate or other action, (c) it has duly and validly executed and delivered this Agreement and (d) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws (now or hereinafter in effect) affecting creditors' rights generally and general equity principles.

         Section 8.10 Entire Agreement. This Agreement, the Plan, including the exhibits and schedules attached thereto, constitute the entire agreement between the parties with respect to the subject matter hereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof.

         Section 8.11 Governing Law. This Agreement shall be construed in accordance with, and all Disputes hereunder shall be governed by, the laws of the State of New York, excluding its conflict of law rules.

         Section 8.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

         Section 8.13 Severability. If any term or other provision of this Agreement is determined by a non-appealable decision by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.

         Section 8.14 Parties in Interest. This Agreement, and the other documents referred to herein, shall be binding upon Euroco, the Euroco Affiliates, New NTL and the New NTL Affiliates and inure solely to the benefit of the Euroco Indemnitees and the New NTL Indemnitees and their respective permitted assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

         Section 8.15 Failure or Indulgence Not Waiver. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any failure to exercise, or any single or partial exercise, of any such right preclude other or further exercise thereof or of any other right.

         Section 8.16 Setoff. All payments to be made by any party under this Agree ment may be netted against payments due to such party under this Agreement, but otherwise shall be made without setoff, counterclaim or withholding, all of which are hereby expressly waived.

         Section 8.17 Amendments. No change or amendment will be made to this Agreement except by an instrument in writing signed on behalf of each of the parties to this Agreement.

         Section 8.18 Interpretation. When a reference is made in this Agreement to an Article or a Section such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The headings contained in this Agreement and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                                  ARTICLE IX

                                  DEFINITIONS

         Section 9.1 Affiliated Group. "Affiliated Group" means an affiliated group of corporations within the meaning of ss.1504(a)(1) that files a Consolidated Return.

         Section 9.2 After Tax Amount. "After Tax Amount" means any additional amount necessary to reflect (through a gross-up mechanism) the hypothetical Tax consequences of the receipt or accrual of any payment required to be made under this Agreement (including payment of an additional amount or amounts hereunder and the effect of the deductions available for interest paid or accrued and for Taxes such as state and local Income Taxes), determined by using the highest marginal corporate Tax rate (or rates, in the case of an item that affects more than one Tax) for the relevant taxable period (or portion thereof).

         Section 9.3 Audit. "Audit" includes any audit, assessment of Taxes, other examination by any Taxing Authority, proceeding, or appeal of such a proceeding relating to Taxes, whether administrative or judicial, including proceedings relating to competent authority determinations.

         Section 9.4 Change of Control. "Change of Control" means the occurrence of any of the following events: (a) the sale, lease, transfer or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the relevant entity; (b) the liquidation or dissolution, or the adoption of a plan of liquidation or dissolution, of the relevant entity; (c) the failure to own directly 100% of the outstanding stock of any wholly-owned Affiliate; (d) any offering of securities if after such offering of securities, persons in Control of any relevant entity before such offering shall cease to own, directly or indirectly, a Controlling interest in such entity after such offering; (e) any merger or consolidation in which ownership of any relevant entity, by Euroco or its Affiliates or by New NTL and its Affiliates, is reduced by more than 50% as a result of such merger or consolidation.

         Section 9.5 Code. "Code" means the Internal Revenue Code of 1986, as amended, and any successor thereto.

         Section 9.6 Consolidated Return. "Consolidated Return" means any Tax Return with respect to United States federal Income Taxes filed on a consolidated basis wherein New NTL and one or more New NTL Affiliates join in the filing of such Tax Return (for any taxable period or portion thereof) with Euroco and one or more Euroco Affiliates.

         Section 9.7 Control. "Control" means the ownership of stock possessing at least 50% of the total combined voting power of all classes of stock entitled to vote.

         Section 9.8 Dispute. "Dispute" has the meaning set forth in Section
8.3.

         Section 9.9 Dispute Resolution Commencement Date. "Dispute Resolution Commencement Date" has the meaning set forth in Section 8.3.

         Section 9.10 Euroco Affiliate. "Euroco Affiliate" means any corporation or other entity owned directly or indirectly at any time by Euroco, but excluding New NTL, and any New NTL Affiliate.

         Section 9.11 Euroco UK Affiliate. "Euroco UK Affiliate" means any of NTL TWTV Holdings Limited, NTL Telephone Equipment Limited, NTL Mobile Communications Limited, DeFacto 877 Limited, De Facto 829 Limited, ITN News Channel Limited, The Studio Channel Limited, NTL Mobile Limited, Premium TV Limited, FLPTV Limited, LCFC.com Limited, Ranger.co.uk Limited, De Facto 953 Limited, MFC.co.uk Limited, Premium TV (Ventures) Limited and Classic Sport Limited.

         Section 9.12 Euroco Group. "Euroco Group" means the Affiliated Group, or similar group of entities as defined under corresponding provisions of the laws of other jurisdic tions, of which Euroco is the common parent corporation, and any corporation or other entity which may be, may have been or may become a member of such group from time to time, but excluding any member of the New NTL Group.

         Section 9.13 Final Determination. "Final Determination" means the final resolution of liability for any Tax for any taxable period, by or as a result of: (i) a final and unappealable decision, judgment, decree or other order by any court of competent jurisdiction; (ii) a final settlement with the IRS, a closing agreement or accepted offer in compromise under ss. 7121 or ss. 7122, or a comparable agreement under the laws of other jurisdictions, which resolves the entire Tax liability for any taxable period; (iii) any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered by the jurisdiction imposing the Tax; or (iv) any other final disposition, including by reason of the expiration of the applicable statute of limitations.


         Section 9.14 Joint Return. "Joint Return" has the meaning set forth in Section 1.3.

         Section 9.15 ICTA 1988. "ICTA 1988" means Income and Corporation Taxes Act 1988.

         Section 9.16 Indemnified Loss. "Indemnified Loss" has the meaning set forth in Section 5.3.

         Section 9.17 Indemnitee. "Indemnitee" has the meaning set forth in
Section 4.3.

         Section 9.18 Indemnifying Party. "Indemnifying Party" has the meaning set forth in Section 4.3.

         Section 9.19 Independent Firm. "Independent Firm" means an accounting firm which has not, except pursuant to Section 8.3, performed any services since the Separation Date for Euroco, New NTL or any of their Affiliates.

         Section 9.20 Inland Revenue. "Inland Revenue" means the United Kingdom Inland Revenue.

         Section 9.21 IRS. "IRS" means the United States Internal Revenue Service or any successor thereto, including, but not limited to its agents, representatives, and attorneys.

         Section 9.22 New NTL Affiliate. "New NTL Affiliate" means any corporation or other entity owned directly or indirectly by New NTL after the Separation Date.

         Section 9.23 New NTL Digital Affiliate. "New NTL Digital Affiliate" means any of NTL Digital Ltd., NTL Digital Radio Ltd. and NTL Radio Services Ltd.

         Section 9.24 New NTL Group. "New NTL Group" means the Affiliated Group, or similar group of entities as defined under corresponding provisions of the laws of other jurisdictions, of which New NTL will be the common parent corporation immediately after the

Distribution, and any corporation or other entity which may become a member of such group from time to time.

         Section 9.25 NYNEX Group. "NYNEX Group" means NTL CableComms Group Ltd. and its subsidiaries.

         Section 9.26 Owed Party. "Owed Party" has the meaning set forth in
Section 6.1. Section 9.27 Owing Party. "Owing Party" has the meaning set forth in Section 6.1.

         Section 9.28 Payment Period. "Payment Period" has the meaning set forth in Section 6.1(e).

         Section 9.29 Person. "Person" means an individual, a partnership, a corpora tion, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

         Section 9.30 Plan. "Plan" means the Second Amended Joint Reorganization Plan Of NTL, Inc. And Certain Subsidiaries dated July 15, 2002 and filed with the United States District Court for the Southern District of New York, as it may be further amended, modified or supplemented from time to time, including any Plan Supplements. The Plan was confirmed by the United States Bankruptcy Court for the Southern District of New York on September 5, 2002.

         Section 9.31 Pre-Separation Period. "Pre-Separation Period" means a taxable period beginning on or before the Separation Date.

         Section 9.32 Separation. "Separation" has the meaning set forth in the recitals to this Agreement.

         Section 9.33 Separation Date. "Separation Date" means the Effective Date as defined in the Plan.

         Section 9.34 Tax and Taxes. "Tax" and "Taxes" include all taxes, charges, fees, duties, levies, imposts, rates or other assessments imposed by any federal, state, local or foreign Taxing Authority, including, but not limited to, income, gross receipts, excise, property, sales, stamp, use, license, capital stock, transfer, franchise, payroll, withholding, social security, value added and other taxes, and any interest, penalties, fines, losses, damages, costs or additions attributable thereto.

         Section 9.35 Tax Asset. "Tax Asset" means any Tax Item that has not been used during a taxable period, and that could reduce a Tax in another taxable period, including a net operating loss, net capital loss, basis, investment tax credit, foreign tax credit, charitable deduction, credit related to alternative minimum tax and any other Tax credit or Tax attribute.

         Section 9.36 Tax Benefit. "Tax Benefit" means a reduction in the Tax liability of a taxpayer (or of the Affiliated Group of which it is a member) for any taxable period. A Tax Benefit shall be deemed to have been realized or received from a Tax Item in a taxable period only if and to the extent that the Tax liability of the taxpayer (or of the Affiliated Group of which it is a member) for such period, after taking into account the effect of the Tax Item on the Tax liability of such taxpayer in the current period and all prior periods, is less than it would have been if such Tax liability were determined without regard to such Tax Item.

         Section 9.37 Tax Detriment. "Tax Detriment" means an increase in the Tax liability of a taxpayer (or of the Affiliated Group of which it is a member) for any taxable period. A Tax Detriment shall be deemed to have been realized or received from a Tax Item in a taxable period only if and to the extent that the Tax liability of the taxpayer (or of the Affiliated Group of which it is a member) for such period, after taking into account the effect of the Tax Item on the Tax liability of such taxpayer in the current period and all prior periods, is more than it would have been if such Tax liability were determined without regard to such Tax Item.

         Section 9.38 Tax Item. "Tax Item" means any item of income, gain, loss, deduction or credit, or other attribute that may have the effect of increasing or decreasing any Tax.

         Section 9.39 Tax Return. "Tax Return" means any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, amended tax return, claim for refund or declaration of estimated tax) required to be supplied to, or filed with, a Taxing Authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

         Section 9.40 Taxing Authority. "Taxing Authority" means any governmental authority or any subdivision, agency, commission or authority thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS).

         Section 9.41 Treasury Regulations. "Treasury Regulations" means the final and temporary (but not proposed) income tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeed ing regulations).



                           [SIGNATURE PAGE FOLLOWS]

         WHEREFORE, the parties have signed this Tax Sharing Agreement effective as of the date first set forth above.

                                            NTL EUROPE, INC.
                                            on behalf of itself and
                                            the Euroco Affiliates


                                            /s/ Jeffrey A. Brodsky
                                            ---------------------------
                                            Name: Jeffrey A. Brodsky
                                            Title: President and Chief Executive
                                                   Officer


                                            NTL INCORPORATED
                                            on behalf of itself and
                                            the New NTL Affiliates


                                            /s/ Richard J. Lubasch
                                            ---------------------------
                                            Name: Richard J. Lubasch
                                            Title: Executive Vice President,
                                                   General Counsel and Secretary